Exhibit 10.21

LEASE AGREEMENT

Between

American Eagle Investments, LLC

and

Centennial Bank of the West

The Land referred in this Lease is described as follows:

Lot 2, WESTGATE COMMERCIAL CENTER SUBDIVISION SECOND FILING, a Subdivision in the Town of Windsor, County of Larimer, State of Colorado.

LEASE AGREEMENT

THIS LEASE AGREEMENT, dated June 30, 2002, (this “Lease”), is made and entered into by and between AMERICAN EAGLE INVESTMENTS, LLC whose address is 3535 Wagon Trail Road, Greeley, CO 80634 (“Landlord”), and Centennial Bank of the West whose address is 4650 Royal Vista Circle, Fort Collins, CO 80528 (“Tenant”).

ARTICLE I

Definitions

1.1 Definitions. Landlord and Tenant agree that the capitalized terms set forth below shall have the following meanings:

“Additional Rent” means any and all sums other than Annual Rent which Tenant is or becomes obligated to pay to Landlord under this Lease.

“Annual Rent” means the annual rental which Tenant is to pay Landlord in accordance with Section 4.2.

“Building” means the office/bank building constructed upon the real property located at 4650 Royal Vista Circle, Fort Collins, CO 80528 which is the mailing address, however, for a legal description of the property, see “Land” below.

“Floor Area” means the square feet of building area within the applicable space measured from the interior surfaces of the Premises.

“Force Maieure” means any event the occurrence of which prevents or delays the performance by Landlord or Tenant of any obligation imposed upon it hereunder and is not such party’s fault, and the prevention or cessation of which event is beyond the reasonable control of such party.

“Land” means that tract of land in the City of Windsor, County of Larimer, State of Colorado as more particularly described on Exhibit A attached hereto.

“Landlord Mortgagee” means any lender that has a loan secured by any portion of the Project owned by Landlord.

“Lease” means this instrument, together with all Exhibits which are attached hereto or incorporated herein.

“Lease Year” means a period of twelve (12) calendar months during the Term. The first Lease Year shall commence on the Rental Commencement Date and end on the expiration of the twelfth (12th) full calendar month thereafter. The second Lease Year shall commence on the first day of the calendar month following the last day of the first Lease Year and end twelve (12) calendar months thereafter; and succeeding Lease Years shall commence and end on dates corresponding to those on which the second Lease Year begins and ends.

“Premises” means the useable square footage of the Building, being 16,196 Rentable Square Feet, more or less.

“Primary Term” means the term of this Lease, as provided in Section 2.2.

“Project” means the Land together with all improvements thereon, including, without limitation, the Building, as they may from time to time be constituted.

“Rent” means Additional Rent and Annual Rent.

“Rental Commencement Date” means July 1, 2002.

“Tenant’s Property” means all furnishings, fixtures, equipment, signs, and other personal property located in or on the Premises by Tenant, but shall not include any leasehold improvements.

1.2 Other Definitions. All other capitalized terms defined elsewhere in this Lease shall, unless the context requires otherwise, have the meaning there given.

ARTICLE II

Premises and Parking

2.1 Demise of Premises. Subject to the terms and conditions, and in consideration of the covenants of payment and performance by Tenant, Landlord leases the Premises to Tenant, and Tenant rents and accepts from Landlord, the Land and Premises.

2.2 Lease Term. The Primary Term of this Lease shall be ten (10) years, commencing on the Rental Commencement Date and expiring at 11:59 p.m. on the last day of the tenth (10th) Lease Year thereafter, unless extended as otherwise provided herein. Landlord and Tenant shall, at the request of either, execute an instrument confirming the Rental Commencement Date.

2.3 Renewal. Landlord agrees that if Tenant shall not be in default in performing any of its obligations under this Lease, Tenant shall have and is hereby granted the following options to extend the term of this Lease:

a. Option to extend the term of the Lease for five (5) years immediately following the initial Primary Term (“First Renewal Period”).

b. In the event Tenant exercises its option pursuant to subsection a. above, Tenant shall have an option to extend the term of the Lease for an additional five (5)-year term (“Second Renewal Period”) immediately following the First Renewal Period.

c. Tenant shall exercise its options pursuant to this section by giving Landlord written notice no later than one hundred twenty (120) days prior to the expiration of the Lease Term, each such extended term to begin immediately upon the expiration of the term preceding such extended term. All the terms, covenants and provisions of this Lease shall apply to each and every extended term.

2.4 Use of Premises. Tenant shall use the Premises for the operation of a bank or for office use.

ARTICLE III

Rent and Adjustments

3.1 Payment of Rent. Tenant shall pay:

a. Annual Rent, which shall begin to accrue on the Rental Commencement Date shall be due and payable in advance in equal monthly installments on or before the first day of each calendar month during the Term. If the Rental Commencement Date is other than the first day of a calendar month, then the Annual Rent installment payable for that partial month shall be prorated on the basis of the Annual Rent payable for the first Lease Year divided by 365 and multiplied by the days in that month on and after the Rental Commencement Date, and such payment shall be in addition to the Annual Rent payable for the first Lease Year. If for any reason the term ends on other than the last day of a calendar month, the monthly installment of Annual Rent shall be appropriately prorated for the partial month; and

b. Additional Rent. Any other payment owed by Tenant under this Lease shall be Additional Rent and Tenant shall pay such amount owed within thirty (30) days after the receipt of Landlord’s invoice or Statement for same, or, if this Lease provides another time for the payment of certain items of Additional Rent, then at such other time.

3.2 Annual Rent.

a. Annual Rent for each Lease Year of the Primary Term shall be based upon Twenty Two Dollars ($22.00) per Rentable Square Foot (16,196 square feet).

b. Renewal Periods. Annual Rent for each Lease Year of the First Renewal Period or the Second Renewal Period shall be equal to the Annual Rent for the Lease Year preceding each such Renewal Period plus the increase for each lease year which will be increased by 2% per year for the ten (10) year primary term and for the first and second renewal periods as provided pursuant to Section 2.3.

3.3 Past Due Sums. If any payment of Rent is not received by Landlord on or before the tenth (10th) day following the date such payment was due, Tenant, at Landlord’s option, shall pay a late charge equal to five percent (5%) of the amount of the late payment, or the late payment shall bear interest at the Applicable Rate from the date on which the payment was due until paid in full.

3.4 Assignment of Rent by Landlord. Landlord may assign its right to receive Rent in connection with the financing of the Building and/or Project.

ARTICLE IV

Additional Rent

4.1 Operating Costs. In addition to, and separate from, the Annual Rent, Tenant shall pay to Landlord, as Additional Rent, such charges of the costs for Taxes and Landlord’s Insurance (as hereinafter separately defined and hereinafter collectively referred to as “Operating Costs”), which Operating Costs shall accrue and be payable commencing upon the Rental Commencement Date.

4.2 Taxes. Tenant shall also pay to Landlord, as Additional Rent, all real property taxes and assessments, including a prorated amount of extraordinary and/or special assessments which may be levied or assessed by any lawful authority and any property owners’ association during the Term of this Lease against the Project (hereinafter collectively referred to as “Taxes”). Taxes shall exclude taxes caused by (1) change of ownership of the Project, and (2) income, excess profits, estate, single business, inheritance, succession, transfer, franchise, capital or other tax assessments on Landlord or the income from the Project. All amounts due hereunder shall be payable to Landlord at the place where the Rent is payable. This Section 4.2 shall apply to the calendar years during the Term of this Lease, but Tenant’s liability for such years shall be subject to a pro rata adjustment based on the number of days of such calendar years during which this Lease is in effect. Should any taxing authority having jurisdiction over the Project include in such Taxes the value of Tenant’s Property, then Tenant shall pay any personal property and real estate taxes for the such items, Tenant’s may, at Tenant’s cost, contest any Taxes.

4.3 Insurance. Tenant covenants and agrees to pay to Landlord as Additional Rent, the cost of Landlord’s Insurance (as defined in Section 10.2) on the Project. In the event Landlord carries such insurance under a blanket policy or policies, Tenant shall pay Tenant’s Share of the portion of the cost of such policy or policies equitably allocated by Landlord to the Project.

4.4 Tenant’s Payments of Operating Costs.

a. For each calendar year during the term of this Lease, Landlord may reasonably estimate the Operating Costs and estimate Tenant’s monthly payment of said Operating Costs. Tenant shall pay Landlord such estimated monthly payment for said Operating Costs which will be payable in advance on the first day of each calendar month during fee term of this Lease.

b. Following the expiration of each calendar year, Landlord shall furnish to Tenant for the prior calendar year an itemized statement, in reasonable detail, setting forth the total actual Operating Costs for the Project for such prior calendar year, together with a budget of the then current calendar year and the estimate of Operating Costs for that year. Based on said itemized statement, Landlord shall determine Tenant’s actual Share of Operating Costs for the prior calendar year. Tenant shall pay with Tenant’s next monthly payment of Rent any amount owed for the prior year. Any overpayments by Tenant for the prior year shall be applied to the next Additional Rent due until credited in fall.

4.5 Audit. Tenant shall have the right within ninety (90) days following Tenant’s receipt of the itemized statement from Landlord for any calendar year to cause an audit of the Landlord’s records with respect to the Operating Costs for that year, to be made by a certified public accountant selected and paid by Tenant, for a proper determination of the amount of Additional Rent, and all applicable books, records and accounts shall be made available for such purpose. If any annual statement shall be found to be incorrect by such audit in that Tenant paid Additional Rent in excess of the actual amount owed, Landlord shall reimburse Tenant any Additional Rent paid by Tenant in excess of the actual amount owed together with the cost incurred by Tenant for conducting such audit and interest on such excess at the Applicable Rate from the dates paid until the excess is paid to Tenant.

ARTICLE V

Additional Expenses

5.1 Tenant’s Payment of Additional Expenses.

a. Tenant shall pay all charges for gas, electricity, water, sewer, telephone, cable television, janitorial services, supplies, and other utilities, services and supplies used in its use and occupancy of the Premises. Tenant shall pay suppliers directly for those utilities, services and supplies that are separately metered, assessed or otherwise billed by the supplier thereof directly to Tenant

b. Tenant shall pay all ad valorem taxes or other taxes attributable to Tenant’s Property or its use and occupancy of the Premises.

c. Tenant shall promptly furnish to Landlord, upon Landlord’s written request therefor, proof of the payment of any amount payable by Tenant which relates directly to the Premises.

5.2 Hold Harmless. Except as otherwise expressly provided in this Lease to the contrary, Landlord shall not be liable to Tenant, or to Tenant’s agents, servants or employees for any damage to person or property caused by the negligence or intentional acts or omissions of Tenant, or its agents, servants or employees, and Tenant agrees to indemnify and hold Landlord harmless from all liability and claims for any such damage. Except as otherwise expressly provided in this Lease to the contrary, Tenant shall not be liable to Landlord, or to Landlord’s agents, servants or employees for any damage to person or property caused by the negligence or intentional acts or omissions of Landlord, or its agents, servants or employees, and Landlord agrees to indemnify and hold Tenant harmless from all liability and claims for any such damage.

ARTICLE VI

Repair and Maintenance

6.1 Care of the Building and Premises.

a. Except as otherwise provided herein, Tenant shall be responsible for all maintenance and repairs to the Premises and all parts of the Premises.

b. Except as otherwise provided herein, Landlord shall not be responsible for any maintenance or repair of the Premises or any part thereof.

c. Any cost incurred for repairs or maintenance performed by Landlord which is caused by or related to any act or omission of Tenant shall be reimbursed by Tenant to Landlord upon written demand for payment of the same.

ARTICLE VII

Alterations and Additions

Subject to Landlord’s prior written consent, which consent shall not be unreasonably withheld, Tenant may, at its own expense, make interior alterations to the Premises provided such work: (a) will not materially affect the structural integrity of the Building; (b) will not materially affect the electrical, plumbing or other mechanical systems of, or serving, the Building (c) is accomplished in a good and workmanlike manner; and (d) will not alter in any way the exterior appearance of the Building. Tenant shall indemnify and hold Landlord harmless from and against all claims, damages and liabilities of every nature related to Tenant’s making any alterations to the Premises. Landlord shall have the right to approve any contractor or subcontractor performing any such work and require performance bonds and reasonable insurance. Tenant shall provide Landlord with copies of updated as-built plans of the Premises as soon as possible after completion of any alterations. Any alterations made by Tenant shall automatically become a part of the Premises and the property of Landlord.

ARTICLE VIII

Damage or Destruction

8.1 Repair or Restoration. If at any time during the Term, the Building or any part thereof shall be damaged or destroyed by fire or other casualty, Landlord shall commence and thereafter proceed with reasonable diligence to repair, restore, replace or rebuild the Building to a condition substantially similar to that which the Building was in immediately prior to such casualty.

8.2 Insurance Proceeds; Deficits or Excess. Landlord shall have the right to make all claims for insurance proceeds and to settle or compromise such claims. If the insurance proceeds received by Landlord, together with the amount of any deductible for which Tenant is responsible, shall be insufficient to pay the entire cost of the Work, Landlord shall be responsible for the amount of any such deficiency. If the insurance proceeds received by Landlord shall exceed the entire cost of the repair work, Landlord shall use such excess proceeds for such purposes as Landlord, in its sole discretion, deems appropriate.

8.3 Abatement of Rent. If, through no negligence or intentional conduct on the part of Tenant, the Premises shall be damaged by fire or other casualty, but not so as to render a substantial portion of the Premises untenantable for the purposes set forth herein, Landlord, after receiving notice in writing of the occurrence of the damage, shall cause the damage to be repaired with reasonable promptness and the Rent shall abate for any portion of the Premises rendered untenantable by such fire or other casualty during the period the Premises remains untenantable. If the fire or other casualty causing damage to the Premises shall have been caused by the acts or omissions of Tenant, its agents, servants, employees, or any other persons entering the Premises under express or implied invitation of Tenant, no abatement of the Rent shall occur.

8.4 Elective Lease Termination Following Casualty. Notwithstanding any provisions of Section 8.1, 8.2 or 8.3 to the contrary, if the Building shall be substantially damaged or destroyed in whole by fire or other casualty at any time, Tenant may, at Tenant’s option, terminate this Lease effective as of any time between the sixtieth (60th) day after the date of such damage or destruction and the one hundred eightieth (180th) day after the date of such destruction, by serving upon Landlord within sixty (60) days after such damage or destruction a notice setting forth Tenant’s election to terminate this Lease. Upon the service of such notice, this Lease shall cease and expire on the date so designated by Tenant with the same force and effect as if such date were the date originally fixed for the expiration of the term. Notwithstanding the preceding provisions of this Section 8.4, if the damage or destruction is caused by the acts or omissions of Tenant and either party elects to terminate this Lease, Tenant shall be liable to Landlord for the following:

a. The amount of any deductible under the insurance policy providing coverage for the damage or destruction;

b. An amount, if any, equal to the amount by which Landlord’s original Mortgage, amortized over its initial term, exceeds the sum of the deductible and insurance proceeds; and

c. The then present value of all amounts of Annual Rent yet to be paid for the Term of the Lease.

ARTICLE IX

Condemnation

a. If there is any taking of twenty-five percent (25%) or less of the Premises in condemnation proceedings or by any right to eminent domain (“taking”), or a taking of so much of the Project that the remainder, in Tenant’s reasonable judgment, does not leave adequate space to make use of the remainder economically viable, Tenant shall have the option to terminate this Lease and, in such event, this Lease shall terminate on the date of such taking. In the event of a taking of twenty-five percent (25%) or more of the Premises, Tenant shall have the unqualified option, exercisable by notice given within thirty (30) days after such taking, to terminate this Lease as of the date of such taking.

b. If Tenant elects not to terminate this Lease in accordance with Section (a) above, this Lease shall terminate as to the portion of the Premises taken and Annual Rent shall be abared proportionately. Landlord, as soon as reasonably possible, shall restore, repair, replace and rebuild the remaining portion of the Premises to substantially their former condition or with additions or alterations as Landlord deems necessary.

c. Landlord and Tenant shall cooperate in the prosecution of any claim for damages arising by virtue of any proceeding described in this Section 9. Tenant shall have the right to participate in any condemnation proceeding to present its separate claim for the value of its leasehold estate, moving expenses and any taking of Tenant’s Property.

ARTICLE X

Insurance

10.1 Tenant’s Insurance.

a. Throughout the Term, Tenant shall, at its own expense, maintain all risk coverage insurance insuring Tenant’s Property against loss or damage by Casualty in an amount equal to one hundred percent (100%) of the replacement cost thereof.

b. Throughout the Term, Tenant shall, at its own expense, maintain a policy or policies of commercial general liability insurance naming Landlord as an additional insured. The policy or policies shall provide for minimum protection of not less than One Million and no/100 Dollars ($1,000,000.00) combined single limit for bodily injury and property damage in any one occurrence.

c. Tenant shall provide Landlord proof of insurance upon Landlord’s written request.

d. If because of Tenant’s use or occupancy of the Premises, Landlord must pay insurance premiums that exceed standard premiums, Tenant shall pay to Landlord the amount by which the premiums exceed the standard premiums Landlord would otherwise be required to pay.

10.2 Landlord’s Insurance.

a. Landlord shall, throughout the Term of this Lease as an Operating Cost, secure and maintain policies of insurance insuring (i) all insurable Project improvements (including the Building but excluding Tenant’s Property) against loss or damage by Casualty for one hundred percent (100%) of the replacement cost thereof, and (ii) commercial general liability insurance of not less than One Million and no/100 Dollars ($1,000,000.00) combined single limit bodily injury and property damage in any one occurrence (collectively, “Landlord’s Insurance”). Tenant shall be named as an additional insured under any such policy.

b. Upon written request, Landlord shall provide Tenant copies of insurance binders (or certificates in lieu thereof) for Landlord’s Insurance.

10.3 Waiver of Subrogation Rights. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant each waives all rights of recovery, claim, action or cause of action against the other, its owners, agents, officers or employees for any loss or damage that may occur to the Premises, Tenant’s Property or any personal property of such party, that may arise by reason of Casualty that is or would be insured against under the terms of any insurance required to be maintained hereunder, regardless of cause or origin, including negligence of the other party hereto, its employees, agents, licensees and invitees, and covenants that no insurer shall hold any right of subrogation against such other party.

ARTICLE XI

Removal of Leasehold Improvements

and Tenant’s Property

11.1 Removal of Tenant’s Property. Tenant may remove Tenant’s Property at any time, and shall remove Tenant’s Property upon termination, provided:

a. The removal and all related repairs must be made on or before the date this Lease is terminated and be performed in such manner as to minimize to the extent reasonably possible any interference with or disturbance of other tenants or occupants of the Project; and

b. The removal is completed without damage to the Building, or Tenant, at Tenant’s sole cost and expense, promptly repairs all damage caused by the removal, including, without limitation, the repair of the Building and monument sign upon removal of Tenant’s signage.

Landlord shall not be responsible or liable for any damage to or other loss of Tenant’s Property, notwithstanding Landlord’s possession of the Premises upon the termination of this

Lease. All Tenant’s Property not removed by Tenant upon the termination of this Lease shall, without compensation to Tenant, be deemed abandoned and Landlord may remove, store, keep or dispose of such property without compensation or liability to Tenant.

11.2 Removal of Leasehold Improvements. Upon termination, Tenant shall not remove any of the improvements made within or to the Premises, including, without limitation, any built-in or permanently attached fixtures or equipment, whether made or installed by Landlord or Tenant, without the prior written approval of the Landlord. Upon termination, Tenant shall deliver possession of the Premises to Landlord with the Building in good repair and condition, ordinary wear and tear excepted.

ARTICLE XII

Defaults and Remedies

12.1 Default by Tenant. The happening of any of the following events shall constitute an “Event of Default” of Tenant:

a. If Tenant: (i) fails to pay any portion of Rent when due and the default continues for ten (10) days after written notice thereof to Tenant, provided that in the event Tenant has failed to pay any portion of Rent when due three (3) or more times during any consecutive twelve (12) month period during the Term, Landlord shall thereafter not be obligated to provide written notice thereof, or (ii) fails to perform or observe any other material provision of this Lease within thirty (30) days after notice thereof to Tenant, or if such default is of such a nature that it cannot reasonably be cured within thirty (30) days, Tenant has not commenced to cure such default within such thirty (30) day period and thereafter diligently and continuously worked in good faith to cure such default; or

b. If (i) any voluntary petition or similar pleading under any bankruptcy act or under any law seeking reorganization or an arrangement with creditors or adjustment of debts is filed by Tenant, or if any such petition or pleading is involuntary, and it is not adjudicated favorably to Tenant within ninety (90) days after its filing; (ii) Tenant admits its inability to pay its debts; (iii) Tenant makes an assignment for the benefit of creditors, or if any proceedings is filed by or against Tenant to declare Tenant insolvent or unable to meet its debts and such proceeding is not dismissed within ninety (90) days after its filing; or (iv) a receiver, trustee or other court appointee or nominee of any name or character is appointed for Tenant or all or a substantial portion of its property and Tenant does not remove or vacate same within ninety (90) days from the date of appointment.

12.2 Landlord’s Remedies. Landlord may treat the occurrence of any Event of Default as a breach of this Lease, and, at its option, may have any one or more of the following remedies in addition to all other rights and remedies provided at law and in equity:

a. Landlord may terminate this Lease by giving written notice of termination to Tenant and forthwith repossess the Premises by forcible entry and unlawful detainer suit and be entitled to recover forthwith as damages a sum of money equal to the total of (i) the cost of recovering the Premises, (ii) the unpaid Rent earned at the time of termination and Additional Rent, plus interest thereon at the Applicable Rate from the due date until paid, (iii) the balance of the Rent for the remainder of the Term less the fair market rental value of the Premises for such period, both discounted to their present values at the rate of eight percent (8%) per annum, and (iv) any other sum of money and damages owed by Tenant to Landlord;

b. Landlord may terminate Tenant’s right of possession (but not the Lease) and may repossess the Premises by forcible entry or unlawful detainer suit, without further demand or notice of any kind to Tenant and without terminating this Lease. In this event, Landlord shall exercise reasonable efforts to relet the same for the account of Tenant for rent and upon terms as shall be reasonably satisfactory to Landlord. For the purpose of this reletting, Landlord is authorized to make any repairs or alterations in or to the Premises that may be necessary to render the Premises suitable for relet. In this case, Landlord shall be entitled to immediately recover unpaid Rent due at the date Tenant’s right to possession is terminated, and the cost of recovering possession, and any of the reletting costs described above, and Landlord shall also be entitled of recover all other Rent as the same comes due under this Lease. If Landlord relets the Premises, all sums received from the reletting during the Term shall be applied against sums due Landlord from Tenant and Tenant shall remain liable for any deficiency. A reletting of the Premises shall not constitute or be construed as an election on the part of Landlord to terminate this Lease unless Landlord gives notice of such intention to Tenant. Notwithstanding any reletting without termination. Landlord may at any time thereafter elect to terminate this Lease for such previous breach; or

c. Landlord may file suit from time to time to recover any sums due or falling due under this Lease and no delivery to or recovery of any portion due Landlord hereunder shall be any defense in any action to recover any amount not theretofore reduced to judgment in favor of Landlord.

12.3 Default by Landlord. If Landlord fails to perform or observe any material provision of this Lease within thirty (30) days after notice thereof to Landlord, or if such default is of such a nature that it cannot reasonably be cured within thirty (30) days, Landlord has not commenced to cure such default within such thirty (30) day period and thereafter fails to diligently and continuously work to cure such default, Tenant may, in addition to any other remedy available at law or in equity, upon written notice, cure the default, and Landlord shall reimburse Tenant for all reasonable sums expended in curing said default, or, at Tenant’s option, such sums expended shall be a credit against Rent.

12.4 Non-Waiver. Failure of Landlord or Tenant to redeclare any default immediately upon occurrence thereof, or delay in taking action in connection therewith, shall not waive such default, but Landlord or Tenant, as applicable, shall during the continuance of such default, have the right to declare such default at any time and take such action as might be lawful or authorized hereunder, either at law or in equity. Waiver by Landlord or Tenant of any right for any default of Tenant or Landlord, as applicable, shall not constitute a waiver of any right for either a subsequent default of the same obligation or for any other default.

12.5 Remedies Cumulative. All rights, privileges and remedies afforded either of the parties hereto by this Lease or by law shall be deemed cumulative and the exercise of any one of such rights, privileges and remedies shall not be deemed to be a waiver of any other right, privilege or remedy provided for herein or granted by law; provided the right to terminate this Lease shall be allowed only as provided herein.

ARTICLE XIII

Compliance with Laws

13.1 Compliance with Laws. Tenant shall not use or occupy the Premises for any purpose or in any manner that shall violate or be inconsistent with any existing and future laws, ordinances, orders, rules and regulations affecting or applicable to the Building and Premises. Landlord shall promptly fulfill and comply with all existing and future laws, ordinances, orders, requirements, rules and regulations affecting or applicable to or relating to the design, construction and condition of the Building.

ARTICLE XIV

Assignment and Subletting

14.1 Assignment and Subletting. Tenant’s rights and obligations hereunder may not be assigned, sublet at assumed, in whole or in part, without the prior written consent of the Landlord, which consent may be withheld within Landlord’s judgment and discretion.

14.2 Transfer of Landlord’s Rights. Landlord may assign, convey or otherwise transfer its right, title and interest hereunder and/or in the Premises, or any portion thereof, without the consent of Tenant.

ARTICLE XV

Landlord’s Access

Landlord shall have the right to enter upon the Premises at any reasonable time to: (i) examine the Premises; (ii) show the Premises to prospective purchasers, mortgagees, tenants (but as to tenants only during the last six (6) months of the Term) and insurers; and (iii) make repairs, improvements, additions and alterations thereto, as Landlord is permitted to make; provided, however, that Landlord’s entry for any of the foregoing purposes must not unreasonably interfere with the conduct of Tenant’s business in the Premises. Landlord shall notify Tenant prior to any such entry; provided, however, no such efforts shall be required in the event of an emergency.

ARTICLE XVI

Signs

16.1 Signs. Tenant, at Tenant’s cost and expense, shall have the right to install and maintain the following signs:

a. Tenant shall be permitted to place signage upon the exterior of the Building. The size, style, location, method of attachment and all other aspects of such signage shall be subject to both Landlord’s review and any applicable laws, ordinances, codes, roles or regulations; and

b. Tenant shall be permitted to place signage upon any monument sign located on the Project. The size, style, location, method of attachment and all other aspects of such signage shall be subject to both Landlord’s review and any applicable laws, ordinances, codes, rules or regulations.

c. Upon termination, Tenant al Tenant’s cost and expense, shall be responsible for removal of all its signs and repair of all damage to the Building and monument sign masonry, fascia or other surface or structure caused by the installation or removal of Tenant’s signage.

ARTICLE XVII

Landlord’s Covenants

17.1 Landlord’s Covenant of Quiet Enjoyment. Landlord shall, subject to the provisions hereof, maintain for the benefit of Tenant the quiet and peaceful possession of the Premises for the Term.

17.2 Payment of Encumbrances, Taxes and Insurance. Landlord shall pay on a timely basis all Taxes, mortgage and other encumbrances as required hereunder and in respect to the project.

ARTICLE XVIII

Surrender and Holding Over

18.1 Surrender. Tenant shall, upon termination of this Lease, whether by expiration of time or otherwise, peacefully surrender possession of the Premises to Landlord, and Landlord may reenter and resume possession of same. Subject to all other provisions of this Lease, Tenant shall surrender the Premises broom clean and in as good condition as the date on which Landlord delivered possession of the Premises to Tenant, except for ordinary wear and tea.

18.2 Hiding Over. If Tenant holds over after expiration or termination of this Lease, or any extension or renewal thereof, without the written consent of Landlord, Tenant shall pay Annual Rent equal to the Annual Rent effective immediately prior to the holdover period. No holding over by Tenant after the Term shall operate to extend the Lease. Any holding over with the written consent of Landlord shall convert this Lease into a lease from month to month.

ARTICLE XIX

Subordination; Estoppel Certificate

19.1 Subordination. So long as Landlord obtains a non-disturbance agreement (“Non-Disturbance Agreement”) in favor of Tenant, the rights of Tenant under this Lease shall be subject and subordinate to each mortgage or deed of trust on or to the Building and/or Project, as well as to all renewals, modifications, consolidations, replacements and extensions thereof. Tenant and Landlord agree that any Non-Disturbance Agreement shall provide that (a) in the event of the enforcement by the holder or grantee under any mortgage or deed of trust of the remedies provided for by law or by such mortgage or deed of trust, Tenant will, as a result of such enforcement, automatically become the tenant of such holder or grantee or their respective successor(s) in interest (collectively, the “Successor”) without change in the terms or provisions of this Lease; provided that Tenant’s agreement to become the tenant of the Successor is conditioned upon the execution of the Non-Disturbance Agreement, (b) upon request by the Successor, Tenant shall execute and deliver an instrument confirming the attornment herein provided in a form reasonably acceptable to the Successor and Tenant, and (c) so long as an Event of Default is not in existence, after the expiration of all applicable notice, cure, and/or grace periods, and provided this Lease has not been terminated as a result of such Event of Default, the Tenant’s leasehold estate, use, possession, tenancy, rights, and occupancy hereunder shall remain undisturbed and shall survive any action taken pursuant to the instrument to which this Lease is subordinated.

19.2 Estoppel Certificate. At Landlord’s or Tenant’s request, the other party shall, within ten (10) days after written request, execute an estoppel certificate or three-party agreement among Landlord, Tenant, Landlord’s Mortgagee or any other party who may require such certificate or agreement, certifying and/or agreeing to any information and/or agreements reasonably requested by such other party.

ARTICLE XX

Notices

All notices, demands, consents and approvals which may or are required to be given under this Lease shall be in writing and shall be deemed given (i) three (3) days following deposit in the United States Mail, certified or registered mail, postage prepaid, return receipt requested, or (ii) when received by the other party (with evidence of receipt or refusal of service) when given by hand delivery, courier, overnight delivery or telecopy (fax). Notices shall be delivered to the following addresses:

If to Tenant:	Centennial Bank of the West Attn: Paul Taylor 4650 Royal Vista Circle Fort Collins, CO 80528 Telephone: (970)454-3456 Telecopy: (970)377-0481

With a copy to:	Kenneth F. Lind, Esq. Lind, Lawrence & Ottenhoff LLP 1011 11th Avenue Greeley, CO 80631 Telephone: (970) 353-2323 Telecopy: (970) 356-1111

If to Landlord:	Eagle Investments, LLC Attn: William R. Farr 3535 Wagon Trail Road Greeley, CO 80634 Telephone: (970) 330 3277 Telecopy: (970) 377 0481

Either party may change its notice address, telephone or telecopier number by notifying the other party of such change.

ARTICLE XXI

Miscellaneous

21.1 Captions. The Article and Section headings or titles appearing herein are for convenience only and shall not be given any effect in construing this Lease.

21.2 Certain Usage. All personal pronouns used in this Lease shall include the other gender, whether used in the masculine or feminine or neuter gender, and the singular shall include the plural wherever appropriate.

21.3 Binding Effect. The provisions hereof shall inure to and be binding upon Landlord and Tenant, their respective successors and permitted assigns.

21.4 No Merger. This Lease and the leasehold estate hereby created shall not merge with the fee estate in the Land or any portion thereof by reason of the fact that the same person may acquire or hold, directly or indirectly, all or part of the fee estate and this Lease or the leasehold estate hereby created or any interest in this Lease, and this Lease shall not be terminated except as provided herein.

21.5 No Joint Venture or Agency. Nothing herein shall be construed or deemed to create any relationship of joint venture, partnership, master-servant or principal-agent between Landlord and Tenant. The rights, duties, obligations and liabilities of Landlord and Tenant are separate and not joint or collective and the relationship of the parties hereto is exclusively that of Landlord and Tenant.

21.6 Brokers. Landlord and Tenant represent each to the other that there is no other broker or agent involved in this transaction. Landlord and Tenant shall each indemnify and hold the other harmless against any party claiming under the indemnifying party for any fee or commission, including, without implied limitation, reasonable attorney fees and court costs.

21.7 Applicable Law; Severability. This Lease shall be governed by and construed in accordance with the laws of the State of Colorado and venue shall lie exclusively in Larimer County, Colorado. Each provision contained herein shall be construed lo be separate and independent and the breach of any such provision by Landlord shall not discharge or relieve Tenant from its obligation to observe and perform each provision. If any provision of this Lease or the application thereof to any person, entity or circumstance is to any extent invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be valid and enforceable to the extent permitted by law.

21.8 Attorney Fees. If Landlord or Tenant brings any court action alleging default by the other party hereunder, the party losing such action shall pay to the prevailing party its reasonable attorney fees and expenses and the same shall be included by the court in its judgment.

21.9 Entire Agreement: Change to Lease. This Lease contains the entire agreement of the parties hereto and supersedes, and may not be contradicted by any prior oral or written contemporaneous oral agreements between the parties. No variations, modifications or changes hereto shall be binding upon any party unless in writing and executed by the parties.

21.10 Construction of Lease. Landlord and Tenant and each of their respective legal counsel have reviewed and revised this Lease, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied in the interpretation or application of this Lease.

21.11 Time of Essence. Time is of the essence with respect to every obligation of this Lease.

21.12 Authority. Tenant and the party executing this Lease on behalf of Tenant represent to Landlord that such party is authorized to do so by requisite action of the board of directors, managers or partners, as the case may be, and agree. Upon request, to deliver to Landlord a resolution or similar document to that effect. Landlord and the party executing this Lease on behalf of Landlord represent to Tenant that such party is authorized to do so by requisite action of the board of directors, managers or partners, as the case may be, and agree upon request to deliver to Tenant a resolution or similar document to that effect.

This Lease is hereby executed and delivered effective as of the date and year first above written.

LANDLORD:

American Eagle Investments, LLC

By:	/s/ William Farr

TENANT:

Centennial Bank of the West

By:	/s/ Paul Taylor
Name:	Paul Taylor
Title:	EVP